Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Asset Capital Corporation, Inc.
Bethesda, Maryland
We hereby consent to the use in this Registration Statement of our reports dated April 2, 2005, April 2, 2005, September 16, 2005, September 16, 2005, September 16, 2005 and October 10, 2005 relating to the financial statements of Asset Capital Corporation, Inc., the combined financial statements of the Assets Controlled by our Founders and the statements of revenue and certain expenses of Executive Tower, Maryland Medical Office Portfolio, Pinewood Plaza and Pidgeon Hill II which are contained in the Registration Statement.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, New York
October 17, 2005